UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                          Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPRINGWORKS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SPRINGWORKS THERAPEUTICS, INC.
100 Washington Blvd
Stamford, CT 06902

Supplement to Proxy Statement

This supplement, dated April 18, 2022, supplements the definitive proxy statement (the “Proxy Statement”) of SpringWorks Therapeutics, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 8, 2022 related to the Company’s Annual Meeting of Stockholders. The purpose of this supplement is to clarify that brokerage firms and other nominees generally have discretionary authority to vote on Proposal 2 only as opposed to both Proposals 2 and 3.

CHANGES TO PROXY STATEMENT

The following section from page 3 of the Proxy Statement is accordingly amended and restated as follows:

How is a quorum reached?

Our Amended and Restated Bylaws, as amended, or bylaws, provide that a majority of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

How is the vote counted?

Under our bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or certificate of incorporation, or bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Each of Proposal No. 1 and Proposal No. 3 is a “non-discretionary” item, thus your broker may not vote for you with respect to these proposals. If you do not instruct your broker how to vote with respect to these proposals, those votes will be counted as broker “non-votes.” Proposal No. 2 is considered a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Under our by-laws, directors are elected by plurality vote. This means that the three director nominees via Proposal No. 1 receiving the highest number of affirmative votes properly cast will be elected as directors. You may vote for all of the director nominees, withhold authority to vote your shares for all of the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Broker non-votes are not considered votes cast and will have no effect on the election of the nominees.